                       [QUIKSILVER LOGO]


                                                  , 2002
                              --------------------

PERSONAL AND CONFIDENTIAL

Robert McKnight, Jr.
Quiksilver, Inc.
15202 Graham Street
Huntington Beach, CA  92649

Re:   Employment at Quiksilver

Dear Bob:

      This letter ("Agreement") will confirm our understanding and agreement regarding your continued employment at Quiksilver, Inc. ("Quiksilver" or the "Company"), and completely supersedes and replaces any existing or previous oral or written understandings or agreements, express or implied, we have had. The terms contained in this letter are effective on and after November 1, 2001.

            1. The Company hereby agrees to employ you as its Chief Executive Officer for a term commencing November 1, 2001 and ending on the third anniversary of such date, unless sooner terminated in accordance with Paragraph 8.

            2. Your base salary while employed hereunder, retroactive to January 1, 2002, will be $62,500 per month, less applicable withholdings and deductions, paid on the Company's regular payroll dates. Your salary will be reviewed at the time management salaries are reviewed periodically and may be adjusted (but not below $62,500 per month) at the Company's discretion in light of the Company's performance, your performance, market conditions and other factors deemed relevant by the Company.

            3. For the fiscal year ending October 31, 2002 and each fiscal year thereafter, you shall be eligible to receive a bonus under the Company's stockholder approved Executive Officer Bonus Plan based on the criteria set forth on Addendum "A" attached hereto. In addition, you shall also be eligible to receive an annual bonus of up to 25% of your base salary based on the achievement of other goals or objectives established by the Compensation Committee for each fiscal year that you are employed hereunder. Any bonus earned pursuant to this Paragraph 3 shall be paid within ten (10) days following the date the Company publicly releases its annual audited financial statements (the "Bonus Payment Date"). Any bonus payment shall be less applicable withholdings and deductions. In the event that your employment with the Company is terminated prior to the


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Robert McKnight
June __, 2002

                  end of any fiscal year (for any reason), you shall be entitled to receive a pro rata portion of the bonus otherwise payable to you based upon the actual number of days which you were employed by the Company during the applicable fiscal year, which shall be paid on the Bonus Payment Date.

            4. Since Quiksilver does not have a vacation policy for executives of your level, no vacation days will be treated as earned or accrued.

            5. While you are employed hereunder, Quiksilver will pay the premium on a term life insurance policy on your life with a company of our choice in the face amount determined by the Company of not less than $2,000,000 payable to the beneficiary or beneficiaries of your choice. Quiksilver's obligation to obtain and maintain this insurance is contingent upon your establishing and maintaining insurability, and it is not required to pay premiums for such a policy in excess of $5,000 annually.

            6. Provided you are then serving as the Company's Chief Executive Officer hereunder and that a sufficient number of authorized but unissued shares are available under the Company's stockholder approved plan, the Company will grant you options to acquire 100,000 shares of the Company's Common Stock (subject to appropriate adjustment for any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change effecting the outstanding Common Stock as a class without the Company's receipt of consideration) annually on the date the Company grants options to its employees generally. The options shall be granted pursuant to the Company's stock incentive plan with an exercise price equal to the fair market value on the date of grant, a maximum term of 10 years and vesting in equal annual installments over three years. The remaining terms of such options shall be consistent with those of options generally granted to other employees and shall be set forth in separate agreements.

            7. (a) Notwithstanding anything to the contrary in this Agreement or in your prior employment relationship with the Company, express or implied, either you or Quiksilver may terminate your employment at will and with or without Cause (as defined below) at any time for any reason. This aspect of your employment relationship can only be changed by an individualized written agreement signed by both you and the Company.


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Robert McKnight
June __, 2002

                  (b) The Company may terminate your employment immediately, without notice, for Cause, which shall be defined as (i) your death, (ii) your permanent disability which renders you unable to perform your duties and responsibilities for a period in excess of three consecutive months, (iii) willful misconduct in the performance of your duties, (iv) violation of law, (v) self-dealing, (vi) willful breach of duty, or (vii) habitual neglect of duty, (viii) a material breach by you of your obligations under Paragraphs 8 or 10 of this Agreement. If the Company terminates your employment for Cause, or you terminate your employment other than for Good Reason (as defined below), you (or your estate or beneficiaries in the case of your death) shall receive your base salary and other benefits earned and accrued prior to the termination of your employment as well as a pro rata portion of your bonus, if any, as provided in Paragraph 3 for the fiscal year in which such termination occurs, and you shall have no further rights to any other compensation or benefits hereunder on or after the termination of your employment.

                  (c) The Company may terminate your employment without Cause and you may terminate your employment with the Company for Good Reason, upon thirty (30) days' advance written notice.

                  If Quiksilver elects to terminate your employment without Cause, or if you terminate your employment with the Company for Good Reason within six (6) months of the action constituting Good Reason, the Company will (i) continue to pay your base salary (but not any employment benefits) on its regular payroll dates for a period equal to the greater of eighteen (18) months or the remaining term of this Agreement, and (ii) pay you a pro rata portion of your bonus, if any, as provided by Paragraph 3 for the year in which such termination occurs, less applicable withholdings and deductions. Notwithstanding the foregoing, if such termination without Cause or for Good Reason occurs within six (6) months immediately following a Change of Control (as defined in Addendum "B") the Company will instead (i) continue to pay your base salary (but not any employment benefits) on it's regular payroll date for a period of thirty-six (36) months,
                  (ii) pay you a pro rata portion of your bonus, if any, as provided by Paragraph 3 for the year in which such termination occurs, and (iii) pay you an amount equal to three (3) times the average annual bonus earned by you pursuant to Paragraph 3 during the two (2) most recently completed fiscal years of the Company (or such shorter period that this Agreement has been in effect) payable over a three year period following termination in equal installments on the Company's regular payroll dates, less applicable withholdings and deductions. In order for you to be eligible to receive the benefits specified in this Paragraph 7(c), you must execute a general release of claims in a form reasonably acceptable to the Company. You shall have no further rights to any other compensation or benefits hereunder on or after the termination of your


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Robert McKnight
June __, 2002

                  employment. You shall not have a duty to seek substitute employment and the Company shall not have the right to offset any compensation due you against any compensation or income received by you after the date of such termination.

                  "Good Reason" for you to terminate employment means a voluntary termination as a result of (i) the assignment to you of duties materially inconsistent with your position as set forth above without your consent, (ii) a material change in your reporting level from that set forth in this Agreement without your consent, (iii) a material diminution of your authority without your consent, (iv) a material breach by the Company of its obligations under this agreement, (v) a failure by the Company to obtain from any successor, before the succession takes place, an agreement to assume and perform the obligations contained in this Agreement, or (vi) the Company requiring you to be based (other than temporarily) at any office or location outside the Orange County, California area. Notwithstanding the foregoing, Good Reason shall not exist unless you provide the Company notice of termination on account thereof and, if such event or condition is curable, the Company fails to cure such event or condition within thirty (30) days of such notice.

                  (d) In the event that any payment or benefit received or to be received by you (collectively, the "Payments") would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the following limitation shall apply:

                  The aggregate present value of those Payments shall be limited in amount to the greater of the following dollar amounts (the "Benefit Limit"):

                  (i) 2.99 times your Average Compensation (as defined below), or

                  (ii) the amount which yields you the greatest after-tax amount of Payments under this Agreement after taking into account any excise tax imposed under Code Section 4999 on those Payments.

                  The present value of the Payments will be measured as of the date of the Change in Control and determined in accordance with the provisions of Code Section 280G(d)(4).

                  Average Compensation means the average of your W-2 wages from the Company for the five (5) calendar years completed immediately prior to the calendar year in which the Change in Control is effected. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in Average Compensation.


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Robert McKnight
June __, 2002

            8. Quiksilver owns certain trade secrets and other confidential and/or proprietary information which constitute valuable property rights, which it has developed through a substantial expenditure of time and money, which are and will continue to be utilized in the Company's business and which are not generally known in the trade. This proprietary information includes the list of names of the customers and suppliers of Quiksilver, and other particularized information concerning the products, finances, processes, material preferences, fabrics, designs, material sources, pricing information, production schedules, marketing strategies, merchandising strategies, order forms and other types of proprietary information relating to our products, customers and suppliers. You agree that you will not disclose and will keep strictly secret and confidential all trade secrets and proprietary information of Quiksilver, including, but not limited to, those items specifically mentioned above.

            9. The Company will reimburse you for documented reasonable and necessary business expenses incurred by you while engaged in business activities for the Company's benefit on such terms and conditions as shall be generally available to other executives of the Company.

            10. You will be required to observe the Company's personnel and business policies and procedures as they are in effect from time to time. In the event of any conflicts, the terms of this Agreement will control.

            11. This Agreement, its addenda, and any stock option agreements Quiksilver may enter into with you contain the entire integrated agreement between us regarding these issues, and no modification to this letter will be valid unless set forth in writing and signed by both you and the Company. To the fullest extent allowed by law, any dispute, controversy or claim arising out of or relating to this Agreement, the breach thereof, or any aspect of your employment or the cessation thereof must be settled exclusively by final and binding arbitration before a single arbitrator administered by JAMS/Endispute in Orange County, California, whose fees and costs shall be evenly divided by the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company reserves the right, however, to seek judicial provisional remedies and equitable relief regarding any breach or threatened breach of your obligations regarding trade secrets and proprietary information.

            12. This Agreement will be assignable by the Company to any successor or to any other company owned or controlled by the Company, and will be binding upon any successor to the business of the Company, whether direct or indirect, by purchase of securities, merger, consolidation, purchase of all or substantially all of the assets of the Company or otherwise.


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Robert McKnight
June __, 2002


      Please sign, date and return the enclosed copy of this letter to me for our files to acknowledge your agreement with the above.

                                                     Very truly yours,

                                                     ---------------------------
                                                     ---------------------------




Enclosures

ACKNOWLEDGED AND AGREED:


-------------------------------
Robert McKnight, Jr.
Date Effective:               , 2003
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                                   ADDENDUM A

                          EXECUTIVE OFFICER BONUS PLAN

      In the event that the Company achieves percentage growth in its "Earnings Before Taxes" (as defined below) in the amounts set forth in the table below, then each participant in the Executive Officer Bonus Plan (the "Plan") shall be entitled to receive a cash bonus in an amount equal to 75% of the percentage of such participant's base salary earned during the applicable fiscal year set forth in the table below opposite the respective Earnings Before Taxes Growth percentage.

            Earnings Before Taxes Growth         Percentage of Base Salary
            ----------------------------         -------------------------
            Below       10%                                  0%
                        10%                                 25%
                        12%                                 75%
                        16%                                100%
                        20%                                150%
                        24%                                200%
                        28%                                250%
                        32% or more                        300%

      In the event that Earnings Before Taxes Growth is in an amount between any of the benchmarks set forth above (but above ten percent (10 %)), then the amount of any bonus payable to a participant shall be calculated on the basis of a straight line interpolation between the two closest points.


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
      For purposes of the foregoing table, "Earnings Before Taxes" shall mean the Company's income before provision for income taxes for each fiscal year of the Company as reflected in the Company's audited financial statements for such fiscal year determined in accordance with generally accepted accounting principles consistently applied. In addition, income before income taxes shall exclude all non-recurring or extraordinary items (whether constituting loss or gain) which, in the sole and absolute discretion of the Board of Directors or the Compensation Committee of the Company, did not arise in the ordinary course of business. The computation of income before income taxes and of the dollar amount of the bonus, if any, payable to any participant under this Plan shall be approved by the Company's Compensation Committee and shall be final and conclusive on the Company and each participant.


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                                   ADDENDUM B

                         DEFINITION OF CHANGE IN CONTROL

      "Change in Control" means the occurrence of one or more of the following events: (i) any corporation, partnership, person, other entity, or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (collectively, a "Person") acquires shares of capital stock of the Company representing more than 50% of the total number of shares of capital stock that may be voted for the election of directors of the Company, (ii) a merger, consolidation, or other business combination of the Company with or into another Person is consummated, or all or substantially all of the assets of the Company are acquired by another Person, as a result of which the stockholders of the Company immediately prior to the consummation of such transaction own, immediately after consummation of such transaction equity securities possessing less than 50% of the voting power of the surviving or acquiring Person (or any Person in control of the surviving or acquiring Person, the equity securities of which are issued or transferred in such transaction), or (iii) the stockholders of the Company approve a plan of complete liquidation, dissolution or winding up of the Company.



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